UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA

3101 JAY STREET

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 6, 2019

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands company, will be held on Thursday, June 6, 2019, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054 for the following purposes:

1.	To elect the three (3) nominees for Class I director named herein to hold office until the 2022 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2020.

3.	To approve, on an advisory basis, executive compensation.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement, which is available at www.edocumentview.com/AMBA. This notice, the Notice of Internet Availability, the Proxy Statement for our Annual Meeting of Shareholders and the 2019 Annual Report and form of proxy are being made available to shareholders on or about April 26, 2019. We are providing access to our proxy materials over the Internet under the rules and regulations adopted by the U.S. Securities and Exchange Commission.

The record date for the Annual Meeting is April 12, 2019. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We are not aware of any other business to come before the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

April 26, 2019

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, please vote your shares as instructed in the Notice of Internet Availability, which is being mailed to you on April 26, 2019, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

Ambarella

3101 Jay Street

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

In connection with the solicitation of proxies by the Board of Directors of Ambarella, Inc., a Cayman Islands company (the “Board”), and pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission, we are furnishing our proxy materials to shareholders for use at our 2019 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, June 6, 2019, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054.

We have mailed the Notice of Internet Availability to all shareholders and beneficial owners of record as of the record date, April 12, 2019. All shareholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our 2019 Annual Report to Shareholders for the fiscal year ended January 31, 2019. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and our 2019 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

Instead of mailing a paper copy of our proxy materials, we have provided access to our proxy materials over the Internet, which are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, the Notice of Internet Availability has been sent to our shareholders of record and beneficial owners as of the record date, April 12, 2019. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote via the Internet and how to request a paper copy of the proxy materials. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of shareholders on the environment.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang, Kevin C. Eichler and Michael Morehead as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting your shares by proxy, as instructed in the Notice of Internet Availability.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to shareholders and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on April 12, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 32,733,984 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of April 12, 2019. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on April 12, 2019, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by proxy over the Internet, by telephone, or by mail as instructed in the Notice of Internet Availability to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2019, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class I Director or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet, by telephone or by mail, as instructed in the Notice of Internet Availability. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 5, 2019 to be counted.

•	To vote through the Internet, go to http://www.envisionreports.com/AMBA to complete an electronic proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 5, 2019 to be counted.

•

To vote using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), simply complete, sign and date the proxy card and return it promptly in the envelope to be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive the Notice of Internet Availability from that organization rather than from Ambarella. Simply follow the voting instructions in the Notice of Internet Availability to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Matters to be Voted Upon

There are three matters scheduled for a vote at the Annual Meeting:

•	Election of the three (3) directors named as nominees for Class I director in this Proxy Statement to hold office until the 2022 Annual Meeting of Shareholders;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2020; and

•	Approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a shareholder of record and you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized to vote your shares will vote:

•	FOR each of the three (3) nominees for Class I director named herein to hold office until the 2022 Annual Meeting of Shareholders;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2020; and

•	FOR the approval, on an advisory basis, of executive compensation, as described in this Proxy Statement.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should follow the voting instructions provided by your broker, bank other agent in order to instruct your broker, bank or other agent how to vote your shares.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the three (3) nominees for Class I director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval, including the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2020, require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 32,733,984 shares outstanding and entitled to vote. As a result, shareholders holding at least 16,366,993 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) over the Internet, by telephone, by mail or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 3 (approval of the advisory vote on executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares as to those proposals. If your broker returns a proxy but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1 or Proposal 3, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1 or Proposal 3.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of the director, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the

Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important Notice Regarding Availability of Proxy Materials

This Proxy Statement and our 2019 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. Please promptly vote your shares as instructed in the Notice of Internet Availability. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Ambarella’s Board of Directors, or the Board, currently has eight (8) members. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board determines that the vacancies shall be filled by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•	Class I directors are Dr. Chenming C. Hu, Dr. Teresa H. Meng and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the upcoming Annual Meeting to be held on June 6, 2019.

•	Class II directors are Leslie Kohn and D. Jeffrey Richardson and their current terms will expire at the annual meeting of shareholders to be held in 2020.

•	Class III directors are Dr. Hsiao-Wuen Hon, Christopher B. Paisley and Andrew W. Verhalen and their current terms will expire at the annual meeting of shareholders to be held in 2021.

Dr. Teresa H. Meng was appointed to the Board by the remaining directors in October 2018. The Board, upon the recommendation of the nominating and corporate governance committee, has selected Dr. Chenming Hu, Dr. Meng and Dr. Wang as nominees for election as Class I directors at the upcoming Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the three (3) nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The three (3) nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors and will serve until the annual meeting of shareholders to be held in 2022 or until their successors are elected and qualified.

The names of the nominees for election as Class I directors, who have been nominated by the Board, and the names of the continuing directors not up for election at the Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings (if applicable), and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should continue to serve on the Board, are set forth below.

Names of Nominees for Class I Directors	Age	Position(s)
Chenming C. Hu, Ph.D. (1)(2)	71	Director
Teresa H. Meng, Ph.D (2)	58	Director
Feng-Ming (Fermi) Wang, Ph.D.	55	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

Chenming C. Hu, Ph.D. has been a member of our Board since November 2011. Since 1976, Dr. Hu has been a professor in electrical engineering and computer sciences at the University of California, Berkeley, where he has been the TSMC Distinguished Chair Professor Emeritus and Professor in the Graduate School since 2010. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of

Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu also serves on the board of directors of Inphi Corporation, a fabless semiconductor company, and ACM Research, Inc., a semiconductor equipment producer. Dr. Hu previously served as a director of Fortinet, Inc. from 2012 to 2015, and SanDisk Corporation from 2009 to 2016, when it merged with Western Digital Corporation. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of current technology trends and developments.

Teresa H. Meng, Ph.D. has been a member of our Board since October 2018. Dr. Meng is a Professor Emerita and was the Reid Weaver Dennis Professor of Electrical Engineering at Stanford University until 2013, focusing on low-power circuit and system design, video signal processing, and wireless communications. Dr. Meng took leave from Stanford in 1998 and founded Atheros Communications Inc., a provider of semiconductor system solutions for wireless network communications products, after which she returned to Stanford in 2000 to continue her teaching and research. Atheros Communications was acquired by Qualcomm Incorporated in 2011. Dr. Meng currently serves as a consultant and member of the advisory board of Atmosic Technologies. Dr. Meng is a Fellow of the IEEE and a member of the National Academy of Engineering. She holds a B.S degree in Electrical Engineering from National Taiwan University and M.S. and Ph.D. degrees in Electrical Engineering and Computer Sciences from the University of California, Berkeley. We believe that Dr. Meng possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in low-power circuit and system design and video signal processing, as well as her experience in the technology industry as a founder of Atheros Communications.

Feng-Ming (Fermi) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002, when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company, from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our Board, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Names of Continuing Directors	Age	Position(s)
Hsiao-Wuen Hon, Ph.D (2)	55	Director
Leslie Kohn	62	Chief Technology Officer and Director
Christopher B. Paisley (1)(3)	66	Director
D. Jeffrey Richardson (1)(2)(3)	54	Director
Andrew W. Verhalen (3)(4)	63	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Hsiao-Wuen Hon, Ph.D. has been a member of our Board since August 2017. Dr. Hon is currently the Corporate Vice President, Asia-Pacific R&D Group Chairman of Microsoft Corporation (“Microsoft”), a position he has held since October 2015. Previously, beginning in November 2007, he served as Managing Director of Microsoft Research Asia. Dr. Hon has been employed at Microsoft since 1995 in various capacities, including Deputy Managing Director of Microsoft Research Asia, Chief Architect of the Natural Interaction Service Division, and Principal Researcher. Prior to joining Microsoft, Dr. Hon served as Technology Director of the Apple-ISS Research Center on behalf of Apple Corporation. Dr. Hon received a Bachelor of Science degree in Electrical Engineering from National Taiwan University, a Master of Science degree in Computer Science, Artificial Intelligence from Carnegie Mellon University, and a Ph.D. degree in Computer Science, Artificial Intelligence, Speech Recognition from Carnegie Mellon University. We believe that Dr. Hon possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in artificial intelligence and managerial experience in the technology industry as Corporate Vice President, Asia-Pacific R&D Group Chairman of Microsoft.

Leslie Kohn has served as our Chief Technology Officer and a member of our Board since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our Board, including his role in developing our technology, his leadership as our co-founder and his years of experience in the digital video industry.

Christopher B. Paisley has served as a member of our Board since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Equinix, Inc., a provider of network colocation, interconnection and managed services, Fitbit, Inc., a provider of fitness wearable devices, and Fortinet, Inc., a provider of unified threat management solutions. Mr. Paisley also served on the board of directors of Volterra Semiconductor Corporation, a provider of power management semiconductors, from April 2002 to October 2013, and YuMe, Inc., a digital media advertising company, from November 2012 to February 2018. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley possesses specific attributes that qualify him to serve as a member of our Board, including expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has over 15 years of outside board experience, which includes serving as audit committee chairman, at numerous public and private companies.

D. Jeffrey Richardson has been a member of our Board since March 2014. Mr. Richardson served as a senior executive of LSI Corporation (“LSI”), a semiconductor company, from 2005 until LSI’s acquisition by Avago Technologies Company in May 2014, including most recently serving as Executive Vice President and Chief Operating Officer. He earlier served as General Manager of the Semiconductor Solutions Group, Executive Vice President of the Networking and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and as Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson currently serves on the board of directors of Lattice Semiconductor Corporation, a semiconductor company, and also served on the board of directors of Volterra Semiconductor Corporation, a provider of power management semiconductors, from April 2011 to October 2013. Mr. Richardson received a B.S. degree in electrical engineering from the University of Colorado Boulder. We believe that Mr. Richardson possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as Chief Operating Officer of LSI and senior management positions with LSI and Intel, and as a board member of Lattice and Volterra.

Andrew W. Verhalen has been a member of our Board since January 2004. Mr. Verhalen has served as a General Partner of Matrix Partners, a venture capital firm, since 1992. He currently serves on the board of directors of several private technology companies in which Matrix Partners has invested and has served in the past on six public technology company boards of directors. Prior to joining Matrix Partners, Mr. Verhalen was an executive at 3Com Corporation from July 1986 through November 1991. He served as Vice President and General Manager of the Network Adapter Division for three years and as a Director or Vice President of Marketing for two years. From July 1981 to July 1986, Mr. Verhalen served in various marketing and strategic planning roles at Intel Corporation. Mr. Verhalen holds a B.S.E.E. degree, a M.Eng. degree and a M.B.A. from Cornell University. We believe that Mr. Verhalen possesses specific attributes that qualify him to serve as a member of our Board, including his experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, providing us with insight into our industry and target markets, as well as his past experience serving on the boards of directors of six public technology companies.

Vote Required

The three (3) nominees for Class I director receiving the highest number of affirmative votes will be elected as Class I directors. Unless otherwise indicated, all proxies received will be voted “FOR” each of the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above as Class I directors of Ambarella.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

The Board is currently composed of eight members. The Board and its committees met throughout the year on a set schedule and held special meetings from time to time as appropriate. The Board held six meetings during the 2019 fiscal year and also acted by unanimous written consent one time. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his or her tenure in fiscal year 2019. Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The lead independent director of the Board presides over each such executive session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, the Board has determined that Hsaio-Wuen Hon, Chenming Hu, Teresa Meng, Christopher Paisley, Jeffrey Richardson, and Andrew Verhalen, representing a majority of our directors, are independent directors under the rules of NASDAQ. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Ambarella that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Feng-Ming (Fermi) Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, and Leslie Kohn, Ambarella’s Chief Technology Officer, are not independent directors by virtue of their employment with Ambarella.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. The lead independent director presides over periodic meetings of our independent directors, has the responsibility of raising issues with management on behalf of the outside directors when appropriate and oversees the function of the Board and committees, among other responsibilities. Mr. Verhalen has served as our lead independent director since June 2017. The Board has determined that Mr. Verhalen qualifies as an independent director under the rules of NASDAQ.

We believe that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Board Committees

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Ambarella. We intend to comply with future requirements as they become applicable to us. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com. Each committee has the composition and responsibilities described below.

Audit Committee

The audit committee is currently composed of three directors: Dr. Hu, Mr. Paisley and Mr. Richardson. Mr. Paisley serves as the chairman of the committee. The audit committee met five times during fiscal year 2019.

The responsibilities of our audit committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that Mr. Paisley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as a chief financial officer for public reporting companies, his service on the audit committees of other publicly traded companies, as well as his role as a professor in the field of accounting and finance. The Board has determined that Mr. Paisley’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Compensation Committee

The compensation committee is currently composed of four directors: Dr. Hon, Dr. Hu, Dr. Meng, and Mr. Richardson. Mr. Richardson serves as the chairman of the committee. Dr. Meng joined the committee when she was appointed to the Board in October 2018, and Mr. Verhalen departed the committee at that time. The compensation committee formally met five times during fiscal year 2019, and committee members also met informally on several occasions to review matters relevant to the compensation of our executive officers.

The responsibilities of our compensation committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•	reviewing and approving or recommending to the Board changes with respect to the compensation levels of our chief executive officer and other executive officers;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently composed of three directors: Mr. Paisley, Mr. Richardson and Mr. Verhalen, who currently serves as the chairman of the committee. The nominating and corporate governance committee did not formally meet during fiscal year 2019, but met shortly after the end of the fiscal year in February 2019.

The responsibilities of our nominating and corporate governance committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2019, Dr. Hon, Dr. Hu, Dr. Meng, Mr. Richardson, and Mr. Verhalen served as members of the compensation committee. Mr. Verhalen ceased to be a member of the compensation committee in October 2018 when Dr. Meng joined the Board and was appointed to the compensation committee. None of the members of our compensation committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by shareholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and their willingness and ability to devote sufficient time to effectively carry out their duties as a director.

Prior to each annual meeting of shareholders, the nominating and corporate governance committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of the Board, by any executive search firm engaged by the nominating and corporate governance committee and by shareholders.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our annual meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and otherwise comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with previous year’s annual meeting of shareholders. However, if we did not hold an annual meeting of shareholders in the prior year or if the date of the annual meeting of shareholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting of shareholders, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the annual meeting of shareholders and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. We received no director nominees from our shareholders for the upcoming Annual Meeting. Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3101 Jay Street, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3101 Jay Street, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	selecting suppliers and fostering partnerships;

•	protection and proper use of Company assets; and

•	payments to government personnel and political contributions.

The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer and Senior Financial Officers is available to shareholders on the investor relations portion of Ambarella’s website at www.ambarella.com. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

DIRECTOR COMPENSATION

Our non-employee directors receive compensation consisting of annual cash retainers for service on our Board and its standing committees, as well as equity grants awarded on an annual recurring basis as they remain a member of the Board. Non-employee directors joining the Board may also receive an equity grant in connection with their appointment to the Board. Our compensation committee periodically reviews compensation for our non-employee directors, including review of competitive practices provided by our compensation consultant. Our compensation committee last modified our non-employee director compensation program for fiscal year 2017 compensation. We believe our non-employee director compensation program provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors.

Cash Retainers. During fiscal year 2019, our non-employee directors received an annual retainer of $35,000, prorated for partial service in any year and paid in cash. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively and the individual acting as lead independent director, if any, receives an additional $15,000 annually. Cash retainers are paid in arrears at the end of each quarter for service during the previous quarter.

Stock Compensation. For fiscal year 2019, the equity award compensation structure for our non-employee directors generally remained the same as was adopted for fiscal year 2017. Each continuing director received a restricted stock unit award with an initial grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of approximately $200,000 vesting quarterly over 12 months following grant, subject to continued service through the applicable vesting dates. Accordingly, on September 4, 2018, each of the non-employee directors who were then serving on the Board received a restricted stock unit award covering 5,248 shares. Dr. Meng received a restricted stock unit award covering 5,248 shares, which vests quarterly over 12 months, when she joined the Board in October 2018.

Equity awards granted to our non-employee directors are subject to the terms and conditions of our 2012 Equity Incentive Plan (the “Plan”) which provides an annual limit of $500,000 on the total value of equity compensation that may be paid to each continuing non-employee director under the Plan. The Plan also provides an annual limit of $1,000,000 on the total value of equity compensation that may be paid to a new director in connection with being named to the Board. For these purposes, the value of an equity compensation award is determined as grant date fair value, which is determined in accordance with U.S. generally accepted accounting principles.

Stock Ownership Guidelines. The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. We maintain stock ownership guidelines that apply to our executive officers and non-employee directors. This policy requires non-employee directors to attain and maintain a minimum share ownership level equal to at least five times the annual cash retainer, i.e., $175,000, within five years of becoming a director. As of January 31, 2019, all of our non-employee directors satisfy the equity ownership guidelines.

Director Compensation for Fiscal Year 2019

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2019. The table excludes Mr. Kohn and Dr. Wang, who did not receive any additional compensation from us in their roles as a director because they are employees of Ambarella.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)		Total ($)
Hsiao-Wuen Hon	$41,000	$200,001	(3)	$241,001
Chenming C. Hu	$51,000	$200,001	(4)	$251,001
Teresa H. Meng	$10,250	$179,482	(5)	$189,732
Christopher B. Paisley	$51,000	$200,001	(6)	$251,001
D. Jeffrey Richardson	$59,000	$200,001	(7)	$259,001
Andrew W. Verhalen	$62,000	$200,001	(8)	$262,001

(1)

The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended January 31, 2019.

(2)

Represents restricted stock unit awards for 5,248 ordinary shares granted on September 4, 2018 to all non-employee directors except Dr. Meng, and represents restricted stock unit award for 5,248 ordinary shares granted on October 15, 2018 to Dr. Meng.

(3)	As of January 31, 2019, Dr. Hon held an outstanding restricted stock unit award covering 3,936 shares.
(4)	As of January 31, 2019, Dr. Hu held unexercised options to purchase 6,667 shares, and an outstanding restricted stock unit award covering 3,936 shares.
(5)	Dr. Meng was appointed as a director on October 15, 2018. As of January 31, 2019, Dr. Meng held an outstanding restricted stock unit award covering 3,936 shares.
(6)	As of January 31, 2019, Mr. Paisley held unexercised options to purchase 19,777 shares, and an outstanding restricted stock unit award covering 3,936 shares.
(7)	As of January 31, 2019, Mr. Richardson held unexercised options to purchase 16,111 shares, and an outstanding restricted stock unit award covering 3,936 shares.
(8)	As of January 31, 2019, Mr. Verhalen held unexercised options to purchase 11,110 shares, and an outstanding restricted stock unit award covering 3,936 shares.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2020, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the audit committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2018 and 2019, respectively, all of which were approved by the audit committee:

	Fiscal Year Ended January 31,
	2019 ($)	2018 ($)
Audit Fees (1)	1,418,850	1,606,000
Audit-Related Fees	—	—
Tax Fees (2)	66,000	43,250
All Other Fees (3)	2,700	1,800

Total Fees	1,487,550	1,651,050

(1)

Audit Fees. The aggregate fees billed for the fiscal years ended January 31, 2019 and 2018 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our interim consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, services rendered in connection with registration statements on Form S-8, comfort letters and other matters related to the SEC.

(2)

Tax Fees. The aggregate fees billed for the fiscal years ended January 31, 2019 and 2018 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business.

(3)	All Other Fees consists of fees for access to online accounting and tax research software applications and data.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the audit committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE1

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 1301, as amended. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The audit committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chenming C. Hu

D. Jeffrey Richardson

[1]

The material in this report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers. At our annual meeting of shareholders held in 2015, the Company’s shareholders approved, on an advisory basis, soliciting a shareholder advisory vote on the compensation of our named executive officers on an annual basis and the Company holds such advisory votes on the compensation of our named executive officers annually. Accordingly, this year we again are asking our shareholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information about shareholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future. After the “say on pay” vote at this year’s annual meeting of stockholders, the next “say-on-pay” vote will be scheduled to occur at the Company’s annual meeting of stockholders in 2020.

Please see the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 22, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2019 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and shareholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the follow resolution:

RESOVLED: That the shareholders of Ambarella, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed in the Proxy Statement furnished for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.

Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers and their respective ages as of March 31, 2019. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	55	Chairman of the Board of Directors, President and Chief Executive Officer
Leslie Kohn	62	Chief Technology Officer and Director
Kevin C. (Casey) Eichler	59	Chief Financial Officer
Yun-Lung (Michael) Chen	54	Vice President, Business Development
Christopher Day	55	Vice President, Marketing and Business Development

Feng-Ming (Fermi) Wang, Ph.D. and Leslie Kohn. For brief biographies of Dr. Wang and Mr. Kohn, please see “Proposal 1 – Election of Class I Directors” above.

Kevin C. (Casey) Eichler has served as our Chief Financial Officer since August 2018. Prior to joining Ambarella, Mr. Eichler most recently served as President and Chief Financial Officer of Ultra Clean Holdings, Inc. (NASDAQ:UCTT) from March 2015 to July 2016 and as Executive Vice President and Chief Financial Officer from July 2009 to February 2015, where he oversaw all the financial reporting for the company, as well as business development and key customer relationships. Prior to joining Ultra Clean Holdings, Mr. Eichler was the Senior Vice President and Chief Financial Officer of Credence Systems Corporation from January 2008 to November 2008, Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc. from March 2006 to December 2007, and Vice President and Chief Financial Officer of MIPS Technologies Inc. from June 1998 to February 2006. Prior to that, he held management positions with several technology companies, including Visigenic Software, NeXT Software and Microsoft. Mr. Eichler holds a Bachelor of Science degree in accounting from St. John’s University.

Yun-Lung (Michael) Chen has served as our Vice President, Business Development since June 2011, and was Sr. Director of Sales from January 2005 to June 2011. Prior to joining Ambarella, Mr. Chen was Director of Sales for Marvell Technology, a semiconductor company, from December 2002 to October 2003. From October 1997 to October 2002, Mr. Chen served as Director of Sales for Wintech Microelectronics, a distributor of electronics. Mr. Chen holds a B.S. degree in industrial engineering from Tung Hai University in Taiwan.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February 2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis(2)

This Compensation Discussion and Analysis discusses the compensation programs and policies for our named executive officers (“NEOs”) for fiscal year 2019, ended January 31, 2019, who were:

Name	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	Chairman of the Board of Directors, President and Chief Executive Officer
Leslie Kohn	Chief Technology Officer
Kevin C. “Casey” Eichler	Chief Financial Officer
George Laplante (1)	Former Chief Financial Officer
Yun-Lung (Michael) Chen	Vice President, Business Development
Christopher Day	Vice President, Marketing and Business Development

(1)

In April 2018, the Company announced that Mr. Laplante would be retiring from the Company. Mr. Eichler joined the Company in August 2018 as Chief Financial Officer, replacing Mr. Laplante. Mr. Laplante remained with the Company for a transition period through September 30, 2018.

Executive Summary

Shareholder Outreach: Addressing the 2018 Say on Pay Vote.

Since our first annual Say on Pay vote in 2015, shareholders historically have shown strong support for our executive compensation program. As such, we were disappointed with the 56.4% shareholder support we received on our 2018 Say on Pay vote. In response to this lower level of support, we engaged in a shareholder outreach program specifically to solicit feedback relating to our executive compensation practices. The feedback we received informed our recent compensation deliberations and decisions, resulting in the adoption of significant changes for our fiscal year 2020 NEO compensation programs. We believe these changes will better align executive pay with Company performance, focus the management team on achieving objectives that support the Company’s business transformation and emphasize long-term value creation. Details of the going forward changes to our executive compensation programs are further discussed on page 24, and details of our outreach efforts are further discussed on pages 24 – 25.

Fiscal Year 2019 Business Highlights.

We are a developer of semiconductor video processing solutions. Our system-on-a-chip, or SoC, designs integrate HD video processing, image processing, computer vision based on artificial intelligence, or AI, technologies, audio processing and system functions onto a single chip, delivering exceptional video and image quality at high compression rates, differentiated functionality and low power consumption. Our platform enables the creation of high-quality video camera and capture devices in a variety of markets.

Our business transformation continued in fiscal year 2019. While our revenue in the past several years has been driven primarily by sales into specialized video and image capture devices, such as IP security cameras, wearable cameras, automotive aftermarket cameras, and camera enabled drones, we believe that our long-term success will be dependent upon moving beyond our traditional consumer camera markets, which recently have been characterized by short product cycles, consolidation and slowing growth. To this end, we have expended substantial time and resources on the development of AI-based computer vision technology that we believe will provide us with significant opportunities in new markets, such as the OEM automotive market and industrial and robotics applications.

(2)

The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in fiscal year 2019.

In January 2018, we introduced our first semiconductor chip based on our proprietary CVflow™ computer vision architecture, the CV1 SoC. Between January 2018 and January 2019, we introduced three additional computer vision based SoCs to enable our customers to develop intelligent camera systems for a variety of markets. We focused our initial marketing efforts on the IP security market and, in fiscal year 2019, we began directly engaging with automotive OEMs and suppliers. With our expanded portfolio of computer vision SoCs, we are now targeting six different camera systems in the automotive market: video recorders, in-cabin and driver monitoring cameras, electronic mirrors, surround view monitoring, front camera advanced driving assistance systems (ADAS), and autonomous driving systems.

Transitioning to new markets and new customers presents significant challenges. For our transformation to be successful, we believe it is important to establish not only the competitiveness of our technology, but also that the Company is prepared to be a supplier to these markets. The automotive OEM market, in particular, tends to be more conservative than consumer camera markets and places greater emphasis on reliability. To be successful in this market, we need to establish that the Company’s technology is robust, that the Company has reached automotive-quality levels, and that the Company has a technology roadmap beyond what existing automotive market providers have available.

In fiscal year 2019, we made substantial progress against these requirements, including:

•	Began sampling our CV22 SoC to professional IP security customers and recognized initial revenue for production shipments to a computer;

•	Introduced our CV2 SoC, the third chip in our CVflow family, providing computer vision and stereovision processing for the intelligent automotive, security and drone cameras;

•

Introduced our CV25 SoC, the fourth chip in our CVflow family, providing computer vision processing for affordable and intelligent home monitoring, professional surveillance, and aftermarket automotive solutions, including smart dash-cameras, driver monitoring systems, and electronic mirrors;

•	Established a partnership with a Tier-1 automotive software supplier for a joint solution for the ADAS market; and

•	Announced two design wins with automotive suppliers for electronic mirror applications.

Our executive compensation programs support our long-term strategy, and furthermore, adapts and pivots based on business needs and changes in our strategy. Continuity of leadership is critical during this juncture of the Company’s transformation and the compensation committee of our Board (the “compensation committee”) has sought to adapt our compensation programs around strategic initiatives that are critical to the Company’s future success while also balancing short-term retention needs against long-term performance objectives. While fiscal year 2019 was challenging from a financial perspective, it was a pivotal year in Ambarella’s transformation from a pure video processing company to a computer vision company.

Fiscal Year 2019 Executive Compensation Highlights.

In fiscal year 2017, the compensation committee undertook a holistic review of our executive compensation programs, resulting in several changes implemented in fiscal year 2018. These programs were adjusted for fiscal year 2019 and then further adjusted to address feedback from shareholders and proxy advisors and to align with market pay levels, which changes will be reflected in fiscal year 2020 compensation. The largest portion of our executives’ compensation continues to be variable and tied directly to the achievement of annual and longer-term strategic and financial goals. Key compensation highlights from fiscal year 2019 include:

•	Decrease in CEO Equity Target. The compensation committee reduced our CEO’s target equity pay, the largest component of our compensation structure, by 15% after a review of market pay levels.

•	Annual executive bonus pool target reduced year-over-year: The total size of the target pool available for executive bonuses was reduced 18% year-over-year.

•

No annual bonus paid out to executives: Based upon the Company’s fiscal year 2019 financial performance, the executive bonus pool was funded at 18.7% of target. In light of the Company’s financial performance and a desire to ensure retention of non-executive talent, the Board, upon recommendation of the compensation committee and the management team, allocated all of the funded executive bonus pool to our non-executive bonus pool. As a result, no cash bonuses were paid to executives for fiscal year 2019.

•

Increased focus on long-term performance in fiscal year 2019 equity design: For fiscal 2019, the total number of strategic goals required to achieve a target payout under our performance-based restricted stock units (also referred to as PRSUs) was increased from two to three, and the total number required to achieve a maximum payout was increased from three to five. Additionally, RSUs returned to a 3-year vesting period in fiscal 2019, up from 2 years in fiscal 2018. A substantial portion of the total annual compensation of our NEOs in fiscal year 2019 remained equity awards.

Go-Forward Changes to Executive Compensation.

As a result of feedback from shareholders, our compensation committee recommended, and our Board adopted, several significant changes for our fiscal year 2020 NEO compensation program, including:

•	Implementing annual strategic objectives into the annual cash bonus program;

•	Implementing a 50/50 split between time-based RSUs and performance-based PRSUs for all NEOs;

•	Removing annual strategic goals from PRSU program, and using only a three-year relative TSR performance metric; and

•	Modifying the company’s compensation peer group to more closely align with the Company’s size, industry and growth profile.

Shareholder Outreach: Addressing the 2018 Say on Pay Vote.

Historical Say on Pay Vote.

Since our first annual Say on Pay vote in 2015, shareholders historically have shown strong support for our executive compensation program, with votes ranging between 93.3% to 95.8% of votes cast, which has guided our compensation committee in making its decisions. We were disappointed with the 56.4% shareholder support we received on our Say on Pay proposal at our 2018 annual meeting of shareholders, which was held during fiscal year 2019. By the time the results of the Say on Pay vote became available, our compensation committee already had made most of the design determinations for our fiscal year 2019 NEO compensation program, which are typically made in the first half of the year.

In response to the lower level of shareholder support in 2018, we actively sought to better understand shareholder concerns and investors’ perspectives and engaged in a shareholder outreach program specifically to address issues relating to executive compensation and corporate governance practices. In the fall of 2018 and continuing into 2019, we conducted an outreach to our largest 25 shareholders, representing approximately 33% of our ordinary shares. Although only a very limited number of holders accepted our invitation to engage, this outreach nevertheless resulted in meaningful and informative dialogue with members of our board of directors and management from our Finance and Legal teams.

What We Heard and How We Responded.

The feedback we received from shareholders on our executive compensation program has informed our compensation committee’s recent deliberations and decisions, resulting in the adoption of several significant changes for our fiscal year 2020 NEO compensation programs, as summarized in the table below:

What we heard	How We Responded	Our Rationale
Shareholder Engagement

Independent directors should engage directly with shareholders.	The compensation committee chairman and our lead independent director have engaged directly with shareholders.	Direct communication with shareholders provides further opportunities to align management and shareholders’ interests.

Executive Compensation Peer Group

Peer group contains aspirational peers of significantly greater market cap and revenues.	We revised our peer group for fiscal year 2020 to more closely align with the Company’s market cap, revenues, industry and growth profile.

Although we do not benchmark or target to a specific range with respect to our peer group, a closely-aligned group of peers better informs the committee with regard to pay practices among similarly situated companies.

Short-Term Incentives (Annual Cash Bonus)

Use annual strategic goals in annual bonus plan rather than performance-based equity awards.	Revised the annual cash bonus program for fiscal year 2020 to include strategic objectives, equally weighted with the Company’s traditional revenue and operating income metrics.

Annual strategic goals focus management team on achieving objectives that support the Company’s transition from traditional consumer based markets to computer vision applications, while maintaining incentive to grow revenue in a profitable manner.

Long-Term Incentives (Equity Awards)

Equity awards vest in three years but contain annual performance metrics.	Revised equity program for fiscal year 2020 to eliminate annual performance metrics and utilize only a three-year relative TSR metric.	The three-year metric challenges management to focus on long-term value creation and provides an effective comparison of our performance against companies in the Philadelphia Semiconductor Index.

Going Forward Shareholder Outreach

The compensation committee is committed to engaging with shareholders regularly on executive compensation and corporate governance matters. We also conduct ongoing reviews of our corporate governance policies, practices and market trends. We will continue our shareholder outreach program and envision our engagement cycle to be similar to the process conducted this year, with active engagement in the Fall and Winter so that feedback received can be shared and discussed with the compensation committee in connection with compensation decisions for the following fiscal year. As appropriate, we may also engage with shareholders in the Spring to discuss significant items to be considered at the annual shareholder meeting, which is typically held in June.

Corporate Governance Best Practices

What we do:	What we don’t do:

•  Link pay and performance by establishing corporate performance objectives under our fiscal year 2019 plan and granting a substantial portion of pay in the form of equity awards, including performance-based awards

•  Have stock ownership guidelines for our NEOs

•  Have a clawback policy for performance-based compensation paid to our NEOs

•  Have double-trigger change in control provisions in our NEO severance agreements

•  Have retained an independent compensation consultant to assist our compensation committee

•  Conduct annual “say-on-pay” advisory votes

•  Engage in discussions with shareholders regarding our executive compensation programs

✗ No employment agreements with NEOs ✗ No hedging or pledging of company stock ✗ No excessive perquisites to NEOs ✗ No “tax gross-ups”, except in case of legacy agreements with two company founders

Framework for Determining Executive Compensation

Overview

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals who are key to our growth and success, and rewarding individuals who help us achieve our business objectives. Our industry is characterized by high demand and intense competition for talent, including engineering personnel as well as management talent. The pool of qualified candidates is often limited, particularly in Silicon Valley, and we often compete for talent with companies much larger than us and our peer group of companies (described below). To support these objectives, we provide a competitive total compensation package to our executive officers that we believe achieves the following:

•	motivates and rewards highly-talented individuals whose skills, knowledge and performance are critical to our success;

•	links overall compensation to achieving corporate objectives set at the beginning of each year and to individual performance during the year;

•	creates long-term incentives for management to increase shareholder value by having a significant portion of compensation tied to our long-term success; and

•	provides total compensation that is fair, reasonable and competitive.

Since our initial public offering in 2012, our executive compensation program continues to evolve. We have continued to make incremental changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, size, growth, and other factors. We have engaged an independent compensation consultant since our initial public offering, including for fiscal year 2019, which assists our compensation committee in determining executive compensation. Over the last few years, we have considered and used different types of equity awards to grant our NEOs, as we strive to establish a mix that continues to appropriately emphasize pay for performance, compensation that is competitive with the market, and appropriate incentive to drive our business success and retain our key talent. Consistent with our continued focus on performance, our compensation committee and the board of directors have made only one 5% adjustment to our NEOs’ base salaries since our initial public offering, except in the case of the appointment of a new executive officer.

Peer Companies

In setting executive compensation for fiscal year 2019, our compensation committee considered the compensation data gathered by Semler Brossy Consulting Group (“Semler Brossy”) for the Company’s peer group of companies, although it did not benchmark or otherwise target our compensation to any specific percentile or range with respect to our compensation peers. The peer group’s primary purpose is to inform on pay program design, relationship of pay and performance, and equity usage at companies with which the Company competes for customers and/or executive talent. The Company’s peer group for fiscal year 2019 consisted of the following 15 companies:

Fiscal Year 2019 Peer Group

3D Systems	Monolithic Power Systems
Cavium	Power Integrations
Cognex	Rambus
Inphi	Semtech
Integrated Device Technology	Silicon Laboratories
Lattice Semiconductor	Xperi
M/A-Com Technology Solutions Holdings	Universal Display
MaxLinear

Generally, the compensation peer group has been determined based on technology companies in the semiconductor, semiconductor equipment, and electronic components industries that are of comparable size to the Company and have achieved profitability. As with years past, the revenue of fiscal year 2019 peers generally skews higher than that of the Company, as we believe many of the companies with which we compete for talent are significantly larger than these peer companies and offer higher compensation packages. This has become particularly evident as we have introduced our computer vision technology and solutions.

For fiscal year 2020, based on shareholder and proxy advisor feedback, the compensation committee decided that the peer group should be revised to more closely align with the Company’s market cap, revenues, industry and growth profile. Based on Semler Brossy’s review of the group, six companies (3D Systems, Cognex, Integrated Device Technology, M/A-Com Technology, Silicon Laboratories, and Xperi) were removed for size and industry considerations, and one company (Cavium) was removed due to its acquisition. In addition, six semiconductor companies, noted below, were added to ensure a robust comparator group and good industry fit.

Fiscal Year 2020 Peer Group

Alpha and Omega Semiconductor (new)	MaxLinear
Aquantia (new)	Monolithic Power Systems
CEVA (new)	NeoPhotonics (new)
DSP Group (new)	Power Integrations
Impinj (new)	Rambus
Inphi	Semtech
Lattice Semiconductor	Universal Display

The Role of the Compensation Committee and Board of Directors

The compensation committee is responsible for the executive compensation program for our executive officers. The compensation committee formally met four times during fiscal year 2019, and also met informally on several occasions, to review and discuss matters related to compensation of our employees and executive officers. Some of these meetings were held with members of management in attendance and some were held in closed session. Most of the meetings also included members of our compensation consultant (as described below). Typically, the compensation committee reports to the Board on its discussions and recommends to the Board the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent. The Board (or the independent members regarding CEO compensation) typically makes the final decisions regarding executive compensation.

The Role of Management

Our CEO and Chief Financial Officer (“CFO”) typically make recommendations to our compensation committee, attend certain compensation committee meetings and are involved in the process for setting our executive officers’ compensation, provided that neither our CEO nor our CFO makes recommendations as to his own compensation or participates in compensation committee discussion of their own compensation. Our compensation committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our compensation committee reviews the recommendations and other data and makes recommendations to the Board as to each executive officer’s total compensation, as well as each individual compensation component.

The Role of the Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The reasonable fees for services rendered by the compensation consultant are paid by the Company. For fiscal year 2019, our compensation committee engaged Semler Brossy to provide compensation consulting services and Semler Brossy served at the discretion of compensation committee. Services provided by Semler Brossy included presenting market data and our compensation peer group companies (as described above) to the compensation committee; analyzing our NEOs’ salary, short-term incentive and equity incentive compensation in relation to market data; assisting the compensation committee with updating our equity incentive program to place greater emphasis on sustained long-term growth and to create incentive to achieve key strategic goals; assisting the compensation committee with a risk assessment; and attending compensation committee meetings as requested by the compensation committee. Semler Brossy provides no services to Ambarella other than those it provides to the compensation committee. The compensation committee assesses Semler Brossy’s independence annually under SEC and NASDAQ standards and has concluded that Semler Brossy was independent.

Elements of Executive Compensation

The compensation of our NEOs consists of the following principal components:

•	base salary;

•	performance-based cash bonuses;

•	equity incentive awards; and

•	severance and change of control benefits.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, or between cash and equity compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis. Our Board, led by our compensation committee, generally conducts an annual review of our executive compensation, as well as the mix of components used to compensate our executive officers. In reviewing and setting the executive compensation for fiscal year 2019, our Board relied on its collective judgment, recommendations from Dr. Wang (for executives other than Dr. Wang), the relative pay among the management team members, and its assessment of each executive officer’s role, responsibilities and overall contribution to the business in determining the size and mix of compensation for each executive, and Semler Brossy’s analysis of executive pay practices of the Company’s compensation peers. Given our strong commitment to pay for performance, the large majority of each NEO’s target direct compensation (salary, target cash bonus opportunity, and target equity awards) was variable and subject to the achievement of key performance objectives that are important for the growth and success of the Company.

Key changes in executive compensation for fiscal year 2019 include (additional details regarding these changes are provided in the sections that follow):

•

First increase in base salaries since 2012. Base salaries for our NEOs were increased 5% for fiscal year 2019, the first increase in salaries since the Company’s initial public offering in October 2012.

•	Year-over-year reduction in annual executive bonus pool target: The total size of the target pool available for executive bonuses was reduced 18% year-over-year.

•	Decrease in CEO equity target. Our CEO’s target equity pay, the largest component of our compensation structure, was reduced by 15% beginning in fiscal year 2019.

•	Vesting Period for RSUs increased to three years. RSUs returned to a 3-year vesting period in fiscal 2019, up from 2 years in fiscal 2018.

•

Increased focus on long-term performance in fiscal year 2019 equity design: For fiscal 2019, the number of strategic goals required to achieve a target PRSU payout was increased from two to three, and the total number required to achieve a maximum payout was increased from three to five.

The composition of the total annual compensation of our chief executive officer (“CEO”) for fiscal year 2019, as reported in the Summary Compensation Table further below, was as follows:

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. The base salaries of our NEOs are based primarily on role, the scope of their responsibilities, experience, performance and contributions, and our compensation committee’s understanding of compensation paid to similarly situated executives. None of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary.

Base salaries for our NEOs remained unchanged since our initial public offering in October 2012 (or the NEO’s later appointment as an officer, as applicable) through fiscal year 2018. As part of the compensation committee’s review of market pay levels, base salaries for our NEOs were increased 5% for fiscal year 2019. The following table sets forth the annual base salary for each of our NEOs for fiscal year 2019:

Name	Year 2019 Base Salary	Change from Fiscal Year 2018
Fermi Wang	$357,000	5%
Leslie Kohn	$336,000	5%
Casey Eichler (1)	$325,000	n/a
George Laplante (2)	$320,000	5%
Michael Chen (3)	$244,000	5%
Christopher Day	$257,250	5%

(1)	Mr. Eichler joined the Company as its Chief Financial Officer in August 2018.
(2)	Mr. Laplante retired from the Company in September 2018, following a transition period after the hiring of Mr. Eichler.
(3)	Mr. Chen is paid in Taiwan in local currency.

Performance-Based Cash Bonuses

Our NEOs are eligible to receive cash bonuses under our annual bonus plan established at the beginning of the fiscal year. Annual cash bonuses are intended to motivate our executives to achieve, and reward our executives for achieving, important corporate financial and operational goals, as well as individual performance.

An annual bonus pool for employees and executives is established by the Board at the time the Company’s annual operating budget is approved by the Board. In establishing the Fiscal Year 2019 Annual Bonus Plan, the Board deemed it appropriate to link compensation to our actual financial performance. Consistent with the prior fiscal years, the two equally weighted performance goals were (i) annual revenue and (ii) annual operating profit, before bonus accruals. Once achievement of these performance goals has been certified by the Board, the target pool size is adjusted to between a threshold of 70% and a maximum of 135%. The pool is then distributed to individual executives as determined by the Board based on factors such as historical allocation, the executive’s role and individual contribution to the Company’s financial results.

Performance Metric Selection and Goal Setting.

Consistent with recent years, performance goals under the Fiscal Year 2019 Annual Bonus Plan included annual revenue (based on GAAP) and annual operating profit, before bonus accruals (a non-GAAP metric), which were equally weighted. These performance objectives were chosen because the compensation committee and Board believe that these are important financial metrics that reflect our performance as a growing company. While revenue remained an important focus for the Company’s overall business success, the operating profit goal also was important to ensure that the pursuit of revenue was balanced with efforts in achieving profitable margins and the management of expenses. The operating profit goal is a non-GAAP measure and refers to our GAAP operating income less the impact of stock-based compensation and the associated tax impact and excluding bonus accruals.

For fiscal year 2019, we set a revenue target of $261.5 million and an operating profit target of $29.6 million. In setting these targets, the compensation committee and Board considered our then-current operating plan for fiscal year 2019, then-current forecasts and projections, as well as prevailing industry conditions. The compensation committee acknowledged the targets represented declines from the prior fiscal year, but intended that the difficulty of attaining the goals would be relatively consistent with prior years and would require strong operational performance. At the time of the compensation committee’s goal setting, the Company was squarely in the midst of its transition from its traditional consumer camera markets, such as wearable sports cameras and drones, but was unlikely to generate any significant revenue from its new computer vision based solutions until fiscal year 2020. The primary challenges for fiscal year 2019 included growing revenue in markets other than sports cameras and drones, such as IP security and automotive, while continuing to invest substantially in the Company’s computer vision technology without significantly sacrificing profitability.

At target achievement of the revenue and operating income performance goals, 100% of the approved bonus pool would become funded and available for payment to executives. Maximum achievement of the performance goals at $279.7 million in revenue and $42.1 million in operating profit before bonus would result in 135% of the bonus pool becoming funded and payable. Threshold performance at $251.6 million in revenue and $20.2 million in operating profit before bonus would result in 70% of approved bonus pool being funded. Failure to achieve neither of the threshold performance goals would result in none of the bonus pool becoming payable. Payouts between performance targets is based on a linear interpolation. Under our Fiscal Year 2019 Annual Bonus Plan, our compensation committee and board of directors had the discretion to reduce, eliminate or increase the size of the bonus pool and the individual bonuses. No upward discretionary adjustments were made to the bonus pool for fiscal year 2019.

Fiscal Year 2019 Performance.

For fiscal year 2019, we fell short of the target revenue goal as well as the minimum threshold amount, resulting in no funding of the bonus pool for the revenue metric. We also fell short of the target level for the operating profit goal, but exceeded the minimum threshold, resulting in a partial funding of the bonus pool for the operating profit metric. The primary drivers of the Company falling short of the financial targets were greater than anticipated declines in revenue from wearable camera markets, including the sports camera, virtual reality and non-sports wearable camera markets, as well as general weakness in the drone market, primarily among smaller customers. For the year, the declines in revenue from the consumer camera markets accounted for more than 100% of the revenue decline from fiscal year 2018.

Metric	Weight	Target Performance Goal	Actual Results	Payout Factor (% of Target)
Revenue	50%	$261.5	$227.8	0%
Operating Income	50%	$29.6	$23.7	37.4%

Total	100%			18.7%

Individual Bonus Opportunity.

Typically, actual allocation of the bonus pool to individual executive officers, including our NEOs, is made by the Board (with the recommendation of the compensation committee) at the conclusion of the fiscal year. This allocation is generally based on historical allocation, the executive’s individual contribution to the Company’s financial and operational results and with a focus on executive retention in light of prevailing market conditions in our industry, and taking into consideration Dr. Wang’s recommendations for NEOs other than himself. For fiscal year 2019, however, the Board determined, based upon recommendation from the compensation committee following input from Dr. Wang, no cash bonuses would be paid to our NEOs. Instead, the pool amount attributable to partial achievement of the operating profit metric was placed into the bonus pool allocated to the Company’s non-executive employees. This decision was made to help retain key non-executive employees and in recognition that the NEOs would benefit from achievement of the fiscal year 2019 strategic objectives under their fiscal year 2019 PRSUs, as discussed below.

Name	Fiscal Year 2019 Bonus	Fiscal Year 2018 Bonus	Fiscal Year 2018 Share of Bonus Pool
Fermi Wang	$0	$160,000	18.0%
Leslie Kohn	$0	$160,000	18.0%
Casey Eichler (1)	$0	n/a	n/a
George Laplante (2)	$0	$155,000	17.4%
Michael Chen	$0	$80,000	9.0%
Christopher Day	$0	$80,000	9.0%
Other Executives (Not NEOs)			28.6%

(1)	Mr. Eichler joined the Company in August 2018 and was not part of the Fiscal Year 2019 Annual Bonus Plan.
(2)	Mr. Laplante retired from the Company in September 2018, and became ineligible to receive a bonus under the Fiscal Year 2019 Annual Bonus Plan.

Changes to Fiscal Year 2020 Performance-Based Cash Bonus.

In discussing our executive compensation program with shareholders following our 2018 annual meeting, we heard that the annual strategic performance goals used in our PRSUs were better suited for an annual compensation program. Accordingly, for fiscal year 2020 we have included annual strategic performance goals in our Fiscal Year 2020 Annual Bonus Plan to incentivize our management team to successfully accomplish short term strategic objectives that we believe will create long term value. We maintained the revenue and operating profit metrics in the program as we believe it is important to maintain focus on overall growth of the business and to ensure that revenue generation is balanced with efforts in achieving profitable growth. For fiscal year 2020, the strategic goals metric, revenue metric and operating income metric are weighted equally.

Fiscal Year 2019 Annual Bonus Metric Weighting

Fiscal Year 2020 Annual Bonus Metric Weighting

Equity Incentive Awards

Equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to offer both retention incentives and long-term performance, through equity awards with a mix of time-based and performance-based vesting. We continue to believe that shared financial success in long-term incentives motivates our executive officers to grow revenue and earnings, enhance shareholder value and more closely align the interests of our shareholders and executives.

Long-Term Incentive Design.

As part of our holistic review of compensation programs in fiscal year 2017 we updated our annual equity grant structure, which was used for fiscal year 2018 and again for fiscal year 2019. The primary design change was the introduction of PRSUs into our equity program. This change in design was intended to further focus executive officers on sustained long-term growth in the coming years and to create a significant incentive to achieve key strategic priorities that the compensation committee and Board believed were critical to the Company’s transition from its legacy consumer camera markets to computer vision applications. Under the design, 50% of equity awards for the CEO (and 30% for other NEOs) was granted as performance-based restricted stock units (PRSUs) and the remainder was granted as restricted stock units subject to time-based vesting over multiple years. This mix balanced our emphasis on tying our long-term financial performance and shareholder value creation to the executive officers’ financial gain, with our need to effectively retain our key talent.

For fiscal year 2019, the Board, upon recommendation of the compensation committee, established a target equity award pool, which included both time-based and performance-based restricted stock units, for our NEOs and other executives. Equity award grants were then allocated to individual executives based upon a number of factors, including individual performance, retention needs, historical allocations and competitive market data, as follows:

Name	Time-based RSUs (#)	Value of Time-based RSUs ($)	PRSUs (at Target) (#)	Value of PRSUs (at Target) ($)
Fermi Wang	41,667	1,806,264	41,667	1,932,515
Leslie Kohn (1)	48,443	2,100,004	20,761	962,895
George Laplante	0	0	0	0
Michael Chen	15,340	664,989	6,574	304,902
Christopher Day	14,533	630,006	6,228	288,855
Casey Eichler (2)	100,000	3,811,000	0	0

(1)	The award for Mr. Kohn was increased over the prior year target levels to help ensure retention with the Company during the business transition.
(2)	The time-based RSU grant for Mr. Eichler was awarded in connection with his hiring and was not part of the annual equity program for our NEOs. Mr. Eichler did not receive a PRSU for fiscal year 2019.

Typically, stock awards are granted effective two trading days after our quarterly earnings call that discusses our most recently ended fiscal quarter financial results. The compensation committee and board of directors believe that the granting of awards after the trading window opens several days following the earnings call helps to reduce the risk that awards coincide with the possession of material, non-public information.

Below is a graphical representation of our long term equity design for fiscal year 2019:

Performance-Based Restricted Stock Unit Design Detail.

Payout is based on achievement of five fiscal year 2019 key strategic priorities as well as our three-year TSR relative to the companies in the Philadelphia Semiconductor Index. Performance on these five strategic priorities is objectively measured, and is certified by the compensation committee. For fiscal year 2019, the five strategic priorities were:

FY 2019 PRSU Strategic Goals

Strategic Goal 1

Complete tapeout of the Company’s CV25 SoC by third fiscal quarter

This solution was designed for mainstream portions of the IP security and low-end automotive markets. Customers were seeking a cost-effective computer vision based solution and we wanted to get into the customer design cycle as quickly as possible to try to capture these markets. Accordingly, we made completing development of the solution a high priority.

Strategic Goal 2

Complete tapeout of the Company’s S6LM SoC

This is an important SoC in addressing the lower ends of the IP security and automotive markets and giving customers a viable roadmap to transition to our computer vision solutions. It has limited computer vision functionality but is compatible with all of our computer vision based solutions.

Strategic Goal 3

Commence customer production shipments of the Company’s CV22 SoC

We made commencing production shipments to a customer a high priority as it would establish that our new computer vision solutions, which include a substantial software development kit, were complete, technically sound and production worthy. Achieving this goal in fiscal year 2019, however, was quite challenging as engineering samples to share with customers were not available until April 2019. Accordingly, achievement of this goal required the Company to go from engineering samples to customer product development stage within nine months and get a customer’s product into mass production.

Strategic Goal 4

Announce two electronic mirror design wins

Adoption of our emirror solutions by automotive suppliers would help establish that our solutions are ready for adoption by the automotive market. This goal was also dependent upon our CV22 chip and related software being completed on an aggressive schedule (as discussed above) and being accepted by customers as of auto market quality and reliability.

Strategic Goal 5

Announce a partnership with an automotive supplier relating to the Company’s ADAS or autonomous driving technology	The ADAS market is the most significant market for the Company in the near future, and one of the most competitive spaces for camera SoCs due to the presence of large established competitors. We believed it was important to show significant progress with the development of our technology and solutions and that the Company and its solutions are ready to compete in this space. As the Company had only began demonstrating its computer vision technology in January 2018, this was an aggressive goal.

The payout schedule for achievement of the fiscal year 2019 strategic goals was as follows:

Number of Strategic Goals Achieved	PRSU Payout (As % of Target)
1 of 5	50%
2 of 5	75%
3 of 5	100%
4 of 5	150%
5 of 5	200%

Performance is further modified by our three-year TSR relative to the Philadelphia Semiconductor index measured through January 31, 2021. Relative TSR performance in the bottom third of companies results in a payout decrease of 25% of target, and performance in the top third of companies results in a payout increase of 25% of target. All earned PRSUs will cliff vest, subject to continued service of the executive, following the end of the three-year TSR performance period. In addition, in order to help ensure that in the event of a potential change of control of the Company and/or an NEO’s termination of employment with us, each NEO’s focus remains closely aligned with those of our stockholders, the performance goals and time-based vesting schedules are subject to certain adjustments and accelerations in connection with a change in control or termination of the NEO’s employment in certain circumstances, as described in section of this proxy entitled “Performance-based Restricted Stock Units,” below.

Achievement of the strategic performance objectives was significant in enabling the Company to establish itself as a provider of reliable computer vision solutions for our existing and new markets, including the automotive OEM market, which was a key objective for fiscal year 2019. At the time the PRSUs were awarded, the Company believed the five performance objectives were achievable only with significant effort and focus on the part of our NEOs. Due to the tight timeframes, achievement required excellent execution and very close collaboration between the Company’s hardware and software teams, as well as the sales and marketing and operations teams. Ultimately, the Company achieved all five of the five strategic objectives, and 200% of the target PRSUs are currently projected to vest in March 2021. The final vesting amount may increase or decrease by up to 25% of the target number of PRSUs based on relative TSR performance for the period of fiscal year 2019 to fiscal year 2021.

Time-Based Restricted Stock Unit Design Detail.

One-half of equity awards for our CEO (and 70% for the other NEOs) was granted as restricted stock units subject to time-based vesting. The compensation committee and Board determined that for fiscal year 2019 and beyond, these annual restricted stock units granted to our NEOs would be expected to vest in equal quarterly installments over the three years following grant, subject to continued service of the executive.

Fiscal 2020 Changes to Performance-Based Restricted Stock Unit Program Design.

Feedback we received from shareholders emphasized that annual performance goals were not appropriate for long term equity programs. Given the timing of our annual grants, this feedback came after equity grants had been awarded to our NEOs for fiscal year 2019. Given the strong performance by the Company against the fiscal year 2019 performance goals, the fiscal year 2019 PRSUs were not modified. However, in direct response to the shareholder feedback that informed our compensation committee’s decisions for fiscal year 2020, the Company implemented the following enhancements to its equity program:

•	All NEOs receive 50% of their grants as PRSUs (up from 30% for our non-CEO NEOs)

•	The one-year strategic performance goals were removed

•

The sole performance metric in fiscal year 2020 PRSUs is a three-year TSR metric under which the Company’s total shareholder return is measured again the median company in the Philadelphia Semiconductor Index for the period from February 1, 2019 through January 31, 2022.

As equity is the largest component of our NEO’s compensation, we believe these changes will further focus our management team on long-term value creation for further alignment with shareholder interests. The initial grants under this revised structure were made in March 2019.

Severance and Change of Control Benefits

Employment of our executive officers is “at will.” Prior to our initial public offering, we entered into severance and change of control agreements with Dr. Wang and Messrs. Laplante, Kohn and Day, pursuant to which they are entitled to receive compensation and other benefits in connection with certain terminations of employment and terminations of employment in connection with a change of control event. Following his hiring, we entered into a change of control agreement with Mr. Eichler in substantially the same form as Mr. Laplante’s agreement.

Our goal in providing certain severance and change of control benefits is to offer sufficient cash continuity protection such that the executive will focus his full time and attention on the requirements of our business rather than the potential implications for his respective position. We prefer to have certainty and internal parity regarding the potential severance amounts payable to our NEOs under certain circumstances, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions are appropriate because they will encourage our NEOs to stay focused in such circumstances, rather than the potential implications for them.

These agreements are described in more detail below under “Employment, Severance and Change of Control Arrangements.”

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Each NEO is eligible to participate in all of our employee benefit plans generally applicable to employees on a broad basis in the country in which the executive is located. Our U.S.-based NEOs are eligible to participate in our U.S.-based employee benefits plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees.

We do not offer excessive perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Anti-hedging and Anti-pledging

Under our insider trading policy, our NEOs are prohibited from any hedging or similar transactions designed to decrease the risks associated with holding our securities. In addition, our NEOs may not pledge our securities as collateral for loans.

Stock Ownership Guidelines

In March 2017, we established stock ownership guidelines applicable to our NEOs and non-employee directors. The guidelines promote share ownership by requiring NEOs and non-employee directors to attain and maintain a minimum share ownership level equal to a multiple of his or her base salary or annual cash retainer. The required ownership levels under the guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Executive Officers	3x Annual Base Salary
Non-Employee Director	5x Annual Cash Retainer

Should any NEO or non-employee director not satisfy the stock ownership guidelines (as described above) such NEO or non-employee director must retain at least 50% of any net shares derived from vested restricted stock or restricted stock units, exercised stock options or stock purchase plan holdings until his or her guideline is met. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. As of January 31, 2019, all of our NEOs and non-employee directors satisfy their equity ownership requirements.

Clawback Policy

Our Board has adopted an Executive Compensation Clawback Policy. Under the policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from current or former NEOs who participated in the misconduct of an amount corresponding to any performance-based compensation (including any cash bonus or equity-based awards) that the Company determines would not have been granted, vested or paid had the Company’s results as originally reported been equal to the Company’s results as subsequently restated. The policy applies to incentive compensation granted for fiscal years commencing after January 31, 2017.

Accounting and Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO, CFO and certain other employees including our NEOs. While the Board and our compensation committee generally consider the financial accounting and tax implications of compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. To maintain flexibility in compensating our executive officers in a manner designed to achieve our corporate objectives, the Board and compensation committee do not require that all compensation be deductible.

We account for equity compensation paid to our employees under applicable accounting guidance for stock-based compensation arrangements, which requires us to estimate and record an expense over the service period of the award. Accordingly, stock-based compensation cost is measured and recorded at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period.

Compensation Risk Assessment

Our compensation committee assesses and considers potential risks when considering and approving the compensation programs for our executive officers and employees. Based upon this assessment, we believe our compensation programs are structured in a manner that does not create risks reasonably likely to have a material adverse effect on us in the future. Our compensation committee retains oversight of all compensation decisions relating to our executive officers. Our compensation programs are designed with features to address potential risks while rewarding employees and executives for achieving financial and corporate objectives. The primary component of executive incentive compensation is equity awards with multiple-year vesting, which are intended to encourage long-term growth and appreciation in the value of our business and reduce the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of long term Company performance and results. In addition, the total amount of performance-based cash incentives is capped. Moreover, we do not offer excessive perquisites.

COMPENSATION COMMITTEE REPORT(3)

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Ambarella’s management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ambarella’s Proxy Statement.

D. Jeffrey Richardson (Chairman)

Hsiao-Wuen Hon

Chenming C. Hu

Teresa H. Meng

(3)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Ambarella under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than Ambarella’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for Fiscal Year 2019

The following table summarizes the compensation that we paid or was earned by our chief executive officer, our chief financial officer, our former chief financial officer, and each of our three most highly compensated executive officers during the 2019 fiscal year ended January 31, 2019. We refer to these executive officers in this proxy statement as our “named executive officers” (or “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)		Option Awards ($)(1)		Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Feng Ming (Fermi) Wang,	2019	357,000		—		3,738,780	0	—	4,095,780
Chairman of the Board of Directors, President and Chief Executive Officer	2018 2017	340,000 340,000		807,385	(5)	4,564,044 —	160,000 604,495	— —	5,064,044 1,751,880

Leslie Kohn	2019	348,000		—		3,062,899	0	4,000	3,414,899
Chief Technology Officer and Director	2018 2017	320,000 320,000		— —		2,129,266 —	160,000 296,752	13,500 5,000	2,622,766 621,752

Kevin C. (Casey) Eichler	2019	158,958	(6)	385,366		3,811,000	0	—	4,355,324
Chief Technology Officer and Director	2018 2017	— —		— —		— —	— —	— —	— —

Yun-Lung (Michael) Chen	2019	243,075	(7)	—		969,891	0	—	1,212,966
Vice President, Business Development	2018 2017	232,350 208,900		— —		757,422 —	80,000 140,683	— —	1,069,772 349,583

Christopher Day	2019	257,250		—		918,860	0	3,000	1,179,110
Vice President, Marketing and Business Development	2018 2017	245,000 245,000		— —		714,527 —	80,000 136,286	2,000 3,000	1,041,527 384,286

George Laplante,	2019	224,000	(8)	—		—	0	23,319	247,319
Former Chief Financial Officer	2018 2017	320,000 320,000		— —		1,714,820 —	155,000 263,780	32,784 32,784	2,222,604 616,564

(1)

The dollar amounts in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for equity awards granted during the fiscal years ended January 31, 2019, 2018 and 2017. Stock option awards are valued using the Black Scholes option valuation model and the assumptions outlined in Note 11 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2019, as filed with the SEC on March 29, 2019.

(2)

The dollar amounts in this column include aggregate grant date fair values of the PRSUs granted in fiscal years 2018 and 2019, calculated pursuant to FASB ASC 718. The grant date fair values of the PRSUs were calculated based on the application of a Monte Carlo simulation model to determine the probable outcomes of the market-based performance conditions. The grant date fair values of the PRSUs do not correspond to the actual values that may be recognized by the holders of these awards, which may be higher or lower based on a number of factors, including Ambarella’s performance, the performance of the companies included in the Philadelphia Semiconductor Index, and the satisfaction of other applicable vesting conditions. Since certain vesting conditions related to the PRSUs are considered market conditions and not performance conditions pursuant to FASB ASC 718, maximum grant date fair values are not provided in this column. The vesting conditions and other terms of the PRSUs granted in fiscal year 2019 are discussed in more detail in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2019” and “Outstanding Equity Awards at 2019 Fiscal Year End” and in “Compensation Discussion and Analysis.”

The table below sets forth the maximum grant date fair values of the PRSUs granted to Ambarella’s NEOs in fiscal year 2019 assuming all performance conditions are achieved at maximum levels:

Name	Shares	PRSU Awards Per Share ($)	Maximum Aggregate Value ($)
Fermi Wang	93,751	43.35	4,064,106
Leslie Kohn	46,712	43.35	2,024,965
Casey Eichler	—	—	—
Michael Chen	14,792	43.35	641,233
Christopher Day	14,013	43.35	607,464
George Laplante	—	—	—

(3)	Reflects performance-based cash bonuses paid to our executive officers for performance for the fiscal years ended January 31, 2019, 2018 and 2017.
(4)

Reflects payments made under our patent incentive program to Mr. Kohn and Mr. Day. Reflects payments made to Mr. Laplante for housing expense associated with an apartment rental located near the Company’s offices in Santa Clara, CA.

(5)	The stock option award was granted in fiscal year 2017 but was intended to compensate for fiscal year 2016 performance.
(6)	Mr. Eichler joined the Company in August 2018 as Chief Financial Officer. His annual base salary for fiscal year 2019 was $325,000.
(7)	Mr. Chen is paid in Taiwan. His base salary for fiscal year 2018 remained consistent in Taiwan dollars with his base salary for fiscal year 2017.
(8)	Mr. Laplante retired from the Company effective September 30, 2018, following a transition period after the hiring of Mr. Eichler.

Grants of Plan-Based Awards for Fiscal Year 2019

The following table shows, for each of the NEOs, certain information concerning all plan-based awards made in fiscal year ended January 31, 2019. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Possible Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Fermi Wang		0	270,000	364,500
	6/7/2018				0	41,667	93,751						1,932,515
	6/7/2018							41,667	(5)				1,806,264

Leslie Kohn		0	270,000	364,500
	6/7/2018				0	20,761	46,712						962,895
	6/7/2018							48,443	(5)				2,100,004

Casey Eichler	9/4/2018									20,000	(6)	38.11	385,366
	9/4/2018							100,000	(7)				3,811,000

Michael Chen		0	135,000	182,250
	6/7/2018				0	6,574	14,792						304,902
	6/7/2018							15,340	(5)				664,989

Christopher Day		0	135,000	182,250
	6/7/2018				0	6,228	14,013						288,855
	6/7/2018							14,533	(5)				630,006

George Laplante		0	261,000	352,350

(1)

Our non-equity incentive plan awards, and how they were determined, are based upon a structure that includes some discretion as to amounts paid to each NEO, as discussed above in the “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the Fiscal Year 2019 Annual Bonus Plan assuming each NEO received the percentage of the bonus pool that was awarded to the individual for fiscal year 2019. No amounts are earned for failure to achieve either of the threshold revenue and operating profit before bonus goals. Typically, the actual percentage of the bonus pool allocated to each individual is determined following completion of the fiscal year based on a variety of factors, including historical allocation, the executive’s individual contributions and retention considerations, as well as taking into consideration the CEO’s recommendations. As reflected in the “Summary Compensation Table” above, however, no bonus payments were allocated to any of the NEOs in fiscal year 2019.

(2)

The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PRSUs) granted on June 7, 2018, under our 2012 Equity Incentive Plan. These awards have both “performance” and “continued service” conditions that must be met in order for the executive to receive the shares. In February 2019, the Board determined that the fiscal year 2019 strategic criteria had been satisfied at a level that resulted in two times (2x) the target number of shares becoming eligible for time-based vesting. Pursuant to the time-based vesting requirements, two times (2x) the target number of shares underlying the equity awards is scheduled to vest on March 15, 2021, subject to continued service through the scheduled vesting date. In addition, the number of underlying shares eligible to vest on March 15, 2021, may be increased or decreased by 25% of target or may remain the same, based on attainment of specified levels of the Company’s total stockholder return (TSR) over the three-year period ending January 31, 2021. The “maximum” level represents the best case TSR performance scenario and assuming all of the fiscal year 2019 strategic criteria had been satisfied.

(3)	The exercise price of the stock option is the closing price of our ordinary shares on the NASDAQ Global Market on the date of grant.
(4)

The dollar amounts in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.

(5)	Represents a restricted stock unit grant vesting quarterly over a period of three years, subject to continued service through the applicable vesting dates.
(6)

The stock option granted to Mr. Eichler on September 4, 2018 vests over a four- year period commencing on August 6, 2018, with 1/4 of the shares vesting on August 6, 2019 and the remainder vesting ratably over the remaining 36 months.

(7)	Represents a restricted stock unit grant over a four-year period, with 1/4 of the shares vesting on September 15, 2019 and the remainder vesting ratably over the remaining 12 quarters.

Option Exercises and Stock Vested During Fiscal Year 2019

The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of restricted stock unit grants by the NEOs during fiscal year 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Fermi Wang	104,444	$4,185,071	68,651	$2,954,438
Leslie Kohn	—	—	39,998	$1,699,332
Casey Eichler	—	—	—	—
Michael Chen	—	—	14,696	$626,925
Christopher Day	—	—	13,095	$557,468
George Laplante	—	—	28,928	$1,264,078

(1)	The value realized on exercise is calculated as the difference between the market price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Outstanding Equity Awards at Fiscal Year-End 2019

The following table shows certain information regarding outstanding equity awards held by our NEOs at the end of fiscal year 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Fermi Wang	111,110	—		$6.62	10/28/2019
	66,666	—		$8.82	11/02/2020
	44,444	—		$8.82	8/29/2021
	36,000	—		$38.92	9/7/2024
	40,476	9,524	(3)	$41.36	3/06/2026
						5,625	(4)	$213,750
						14,054	(5)	$534,052
						39,437	(6)	$1,498,606
						4,930	(7)	$187,340
						41,667	(8)	$1,583,346
						34,723	(9)	$1,319,474

Leslie Kohn	4,445	—		$8.82	8/29/2021
	20,400	—		$38.92	9/7/2024
						2,691	(4)	$102,258
						6,722	(5)	$255,436
						11,199	(6)	$425,562
						7,840	(10)	$297,920
						20,761	(8)	$788,918
						40,370	(9)	$1,534,060

Casey Eichler	—	20,000	(11)	$38.11	9/3/2028
						100,000	(12)	$3,800,000

Michael Chen	2,037	—		$3.20	7/08/2019
	5,555	—		$8.82	11/02/2020
	8,289	—		$8.82	8/29/2021
	5,241	—		$9.99	7/9/2022
	5,963	—		$38.92	9/7/2024
						1,060	(4)	$40,280
						2,648	(5)	$100,624
						3,984	(6)	$151,392
						2,789	(10)	$105,982
						6,574	(8)	$249,812
						12,784	(9)	$485,792

Christopher Day	3,300	—		$38.92	9/7/2024
						918	(4)	$34,884
						2,292	(5)	$87,096
						3,758	(6)	$142,804
						2,631	(10)	$99,978
						6,228	(8)	$236,664
						12,111	(9)	$460,218
George Laplante	34,912	—		$8.82	3/7/2021
	3,148	—		$8.82	8/29/2021
	19,500	—		$38.92	9/7/2024
						2,568	(4)	$97,584
						6,416	(5)	$243,808
						9,019	(6)	$342,722
						6,314	(10)	$239,932

(1)

Vesting of each equity award pursuant to the vesting schedules described in the footnotes to the above table is contingent upon the executive officer’s continued service to the Company through the applicable vesting dates.

(2)

The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our ordinary shares on the NASDAQ Global Market on January 31, 2019, which was $38.00, and the number of shares subject to the applicable stock option or restricted stock unit award.

(3)	The shares subject to the stock option are scheduled to vest over a three and one-half year period commencing on March 15, 2016, with 1/42 of the shares vesting on a monthly basis.
(4)	The shares subject to the restricted stock award are scheduled to vest over a four-year period commencing on September 15, 2015, with 1/16 of the shares vesting on a quarterly basis.
(5)	The shares subject to each restricted stock award are scheduled to vest over a three and one-half year period commencing on March 15, 2016, with 1/14 of the shares vesting on a quarterly basis.
(6)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, 100% of this portion of the award is scheduled to vest on March 15, 2020, subject to continued service requirements. The number of shares eligible to vest on March 15, 2020 may be increased or decreased by 25%, or may remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2020.

(7)	The shares subject to the restricted stock unit award vest over a two-year period commencing on March 15, 2017, with 1/8 of the shares vesting on a quarterly basis.
(8)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 200% of this award is scheduled to vest on March 15, 2021, subject to continued service requirements. The number of shares eligible to vest on March 15, 2021 also may be increased or decreased by 25%, or may remain the same, based upon attainment of specified levels of the Company’s total stockholder return over the three-year period ending January 31, 2021.

(9)	The shares subject to the restricted stock unit award vest over a three-year period commencing on June 15, 2018, with 1/12 of the shares vesting on a quarterly basis.
(10)	The shares subject to the stock award are scheduled to vest over a two and one-half year period commencing on March 15, 2017, with 1/10 of the shares vesting on a quarterly basis.
(11)

The shares subject to the stock option are scheduled to vest over a four- year period commencing on August 6, 2018, with 1/4 of the shares vesting on August 6, 2019 and the remainder vesting ratably over the remaining 36 months.

(12)

The shares subject to the restricted stock unit award vest over a four-year period commencing on September 15, 2018, with 1/4 of the shares vesting on September 15, 2019 and the remainder vesting ratably over the remaining 12 quarters.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.

Potential Payments upon Termination or Change in Control

Severance Arrangements

We have entered into change of control and severance agreements with Dr. Wang and Messrs. Eichler, Kohn and Day. Pursuant to such agreements, upon a termination of such NEO by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such NEO is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% (Dr. Wang and Messrs. Eichler and Kohn) or 50% (Mr. Day) of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of twelve months (Dr. Wang and Messrs. Eichler and Kohn) or six months (Mr. Day) of vesting of outstanding options and restricted stock unit (“RSU”) awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months (Dr. Wang and Messrs. Eichler and Kohn) or six months (Mr. Day) after the date of termination.

Change of Control Arrangements

Pursuant to the change of control and severance agreements, upon a termination of the NEO by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our NEOs are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of vesting of 100% (Dr. Wang and Messrs. Eichler and Kohn) or 50% (Mr. Day) of outstanding options and RSU awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

Severance Upon Death or Disability

Pursuant to the change of control and severance agreements, if the NEO terminates due to the NEO’s death or disability (as defined in the agreements) subject to the execution of a general release of claims, such NEO is entitled to payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary. With respect to Mr. Day only, this amount is reduced to 50% of his then-current annual base salary if such termination occurs more than three months before or twelve months following a change of control.

In addition to the foregoing benefits, Dr. Wang and Mr. Kohn also would receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Code, with the amount of such gross-up payment equal to the amount of excise tax. No other executive would receive a gross-up payment. In the event that the severance and other benefits payable to Messrs. Eichler and Day constitute “parachute payments” under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such executive’s benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the change of control and severance agreements above, the term “cause” generally means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the Board, as reasonably determined by the Board (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency, the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” generally means the occurrence of any of the following events: (i) any person acquires ownership of our securities representing more than 50% of the total voting power of our stock (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period; (iii) the consummation of our merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” generally means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days following the expiration of the cure period described below, after the occurrence of any of the following without the NEO’s written consent: (i) a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a reduction by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that increases his one-way commute by more than 30 miles from our then-current location; (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, title or reporting structure, provided that a material diminution in the executive officer’s title or reporting structure solely by virtue of the Company being acquired and made part of a larger entity will not by itself be sufficient to constitute good reason. In all cases, the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

Performance-Based Restricted Stock Units

In the event of our change in control, as defined in our 2012 Equity Incentive Plan, the following treatment would occur with respect to the strategic goals under the PRSU awards. If the change in control had occurred before the last day of fiscal year 2019, that number of shares equal to the greater of (a) the target number of shares underlying the PRSUs or (b) such number of shares as based on the extent to which the strategic goals actually were achieved as of the change in control. If the change in control were to occur on or after the last day of fiscal year 2019, then the PRSUs would become eligible to vest based on the extent to which the strategic goals actually were achieved.

The relative TSR goal under the PRSUs would be treated as follows in the event of our change in control. If TSR has not yet been measured, then our relative TSR performance will be measured in connection with the change in control by basing our TSR performance on the merger consideration payable with respect to Company shares in connection with the change in control, and the TSR measurement period would be shortened to reflect earlier measurement as a result of the change in control. To the extent that the actual relative TSR performance would increase the number of shares underlying the PRSUs that can vest, the adjustment will be applied to the PRSUs. However, no adjustment would be made to reduce the number of shares underlying the PRSUs that can vest as a result of actual relative TSR performance. Any shares that do not become eligible to vest based on the above treatment of the performance objectives would be forfeited at the change in control, and the shares underlying the PRSUs that have become eligible to vest will be scheduled to vest on the fifteenth day of each of June, September, December and March through the first March 15th following the end of the TSR measurement period, with the first scheduled vesting date occurring on the first June 15th following the date of grant, in equal installments, subject to the executive’s continued service through the applicable vesting dates. Further, the portion of the PRSUs that have become eligible to vest that are outstanding as of the change in control will be treated in accordance with the terms of our 2012 Equity Incentive Plan and any change of control and severance agreement then in effect.

Further, with respect to any change of control and severance agreement in effect with respect to an NEO, if the NEO’s employment had terminated before the last day of fiscal year 2019, the fiscal year 2019 PRSU award would have been forfeited in its entirety and would not have been eligible for any vesting acceleration under the change of control and severance agreement. If on or after the last day of fiscal year 2019 but before the end of the TSR measurement period, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or, if he resigns for good reason (as defined in the change of control and severance agreement), and he otherwise satisfies the other requirements under the change of control and severance agreement for the payment of other severance benefits to him, then a prorated number of shares underlying the award will accelerate vesting, with respect to the portion of the award eligible to vest based on the extent to which any strategic goals have been met on or before the employment termination but during the performance period (and as adjusted by the relative TSR performance if the TSR measurement period had concluded by the employment termination date). The proration generally is determined by measuring the number of shares under the award that would have vested through the last day of the NEO’s employment with us, had the award been scheduled to vest in equal, quarterly installments through the final vesting date, with a first vesting date of the first June 15th following the date of grant.

If on or after a change in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or if he resigns for good reason (as defined in the change of control and severance agreement), the PRSU award will be eligible for the vesting acceleration under the NEO’s change of control and severance agreement then in effect (as described further above). Otherwise, the terms of the PRSU award agreement generally supersede the vesting acceleration benefits under the NEO’s change of control and severance agreement.

For purposes of the PRSU awards above, “change in control,” as defined in our 2012 Equity Incentive Plan generally means the occurrence of any of the following events: (i) any person acquires ownership of more than

50% of the total voting power of our stock (except that acquisition of additional stock by a person already considered to own more than 50% of the voting power of our stock will not be considered a change in control); (ii) a change in our effective control that occurs when a majority of members of our Board is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election; or (iii) a change in ownership of a substantial portion of our assets that occurs when a person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period (subject to certain exceptions, such as the transfer of our assets to our stockholders in exchange for or with respect to our stock).

Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of a termination of employment qualifying for severance benefits or upon a change of control, assuming that each NEO’s termination of employment with our Company occurred on January 31, 2019, or in the event that a qualifying termination of employment in connection with a change of control of our Company occurred on January 31, 2019, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Fermi Wang
Cash Severance Attributable to Salary	$357,000	$357,000
Cash Severance Attributable to Bonus	270,000	270,000
Acceleration of Stock Options (1)	—	—
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	2,732,948	3,524,639
Continued Health Benefits (3)	38,972	38,972

Total	$3,398,920	$3,563,611

Leslie Kohn
Cash Severance Attributable to Salary	$338,000	$338,000
Cash Severance Attributable to Bonus	270,000	270,000
Acceleration of Stock Options (1)	—	—
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	1,714,699	2,635,148
Continued Health Benefits (3)	27,120	27,120

Total	$2,349,819	$3,270,268

Casey Eichler
Cash Severance Attributable to Salary	$325,000	$325,000
Cash Severance Attributable to Bonus	—	—
Acceleration of Stock Options (1)	—	—
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	—	1,187,500
Continued Health Benefits (3)	26,940	26,940

Total	$351,940	$1,539,440

Christopher Day
Cash Severance Attributable to Salary	$128,625	$257,250
Cash Severance Attributable to Bonus	135,000	135,000
Acceleration of Stock Options (1)	—	—
Acceleration of RSUs, PRSUs and Restricted Stock Awards (2)	382,435	594,554
Continued Health Benefits (3)	19,480	38,960

Total	$665,540	$1,025,764

(1)

The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of an ordinary share on January 31, 2019, which was $38.00, and the per share exercise price of the unvested shares subject to acceleration.

(2)

The value of accelerated RSUs, PRSUs and RSAs was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of an ordinary share on January 31, 2019, which was $38.00.

(3)

Represents the aggregate premium payments that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2019) for the period available to the executive.

PAY RATIO DISCLOSURE

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. As discussed above in the “Compensation Discussion and Analysis,” we are engaged in a very competitive industry, and our success depends on our ability to attract, motivate and retain highly qualified, talented and creative employees. Consistent with our executive compensation program, our global compensation program is designed to be competitive in terms of both the position and the geographic location in which an employee is located. Accordingly, our pay structures vary among our employees based on position and geographic location, with significant consideration given to local competitive market practices. We believe our compensation philosophy and process yield an equitable result for all of our employees.

As of January 31, 2019, the end of our fiscal year 2019, we had a total of approximately 750 employees, of which approximately 22% of our employees were located in the U.S., primarily in Santa Clara, California, and 78% were located outside of the U.S., primarily in China and Taiwan. There were no changes in our employee compensation or employee population in fiscal year 2019 as compared to fiscal year 2018 that would significantly affect the pay ratio.

Pay Ratio

During fiscal year 2019, the principal executive officer of Ambarella was our Chief Executive Officer, Dr. Feng-Ming (Fermi) Wang. For fiscal year 2019, the annual total compensation for Dr. Wang was $4,095,780, as disclosed under the Summary Compensation Table above, and the annual total compensation for our median employee was $90,353, calculated using the same methodology as applied for Dr. Wang in the Summary Compensation Table above, resulting in an estimated pay ratio of 45:1.

Identification of Median Employee

Consistent with SEC rules, the fiscal year 2019 CEO to median employee pay ratio was calculated using the median employee identified in fiscal year 2018. For purposes of identifying the median employee for fiscal year 2018, we considered the aggregate of all the following compensation elements for each of our employees, as compiled from our internal records as of January 16, 2018:

•	an estimate of the annual base salary or wages for fiscal year 2018

•	cash bonuses or other cash incentives paid in fiscal year 2018

•	the grant date fair value of equity awards granted in fiscal year 2018

We selected the above compensation elements because they represent Ambarella’s principal broad-based compensation elements. For purposes of identifying the median employee, any compensation paid in foreign currencies was converted to U.S. dollars based on the average of the monthly exchange rates for the twelve-

month period ended January 16, 2018. In identifying the median employee, we did not make any cost-of-living adjustments or exclude any foreign jurisdictions in accordance with Item 402(u) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to utilize different methodologies and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2019:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2004 Stock Plan (1)	607,607	(4)	$7.97		0
2012 Equity Incentive Plan (2)	3,168,424	(5)	$42.82		2,139,623
2012 Employee Stock Purchase Plan (3)	—		$—		1,833,574
Equity compensation plans not approved by security holders	—		$—		—
TOTAL:	3,776,031		$28.31	(6)	3,973,197

(1)

Our Board of Directors adopted, and our shareholders approved, the 2004 Stock Plan, as amended, or 2004 Plan. The 2004 Plan was last amended on August 28, 2012. As a result of our initial public offering in October 2012 and the adoption of the 2012 Equity Incentive Plan at that time, we no longer grant awards under the 2004 Plan; however, all outstanding options issued pursuant to the 2004 Plan prior to our initial public offering continue to be governed by their existing terms. A total of 607,607 ordinary shares are reserved for issuance under the 2004 Plan pursuant to outstanding options.

(2)

Our Board of Directors adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. A total of 1,104,445 ordinary shares were initially authorized for issuance under the 2012 Plan. Shares reserved for issuance under the 2004 Plan that were not subject to outstanding awards at the completion of our initial public offering or which are subject to awards granted under the 2004 Plan and subsequently expire, terminate or are forfeited to us, are added to the 2012 Plan. In addition, the 2012 Plan provides that the number of ordinary shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 3,500,000 ordinary shares, (ii) four and one-half percent (4.5%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such lesser number of ordinary shares determined by the Board.

(3)

Our Board of Directors adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.

(4)	Consists of options to purchase 607,607 shares.
(5)	Consists of 2,316,964 shares granted as restricted stock units and options to purchase 851,460 shares.
(6)	The weighted average exercise price does not take into account outstanding restricted stock units or restricted stock awards, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 1, 2019 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Shareholders:
The Vanguard Group (2)	2,365,918	7.32%
Morgan Stanley (3)	2,099,462	6.50%
Van Berkom & Associates, Inc. (4)	1,661,355	5.14%

Named Executive Officers and Directors:
Feng-Ming (Fermi) Wang (5)	709,673	2.18%
Leslie Kohn (6)	943,151	2.92%
Kevin C. (Casey) Eichler (7)	—	—
George Laplante (8)	144,442	*
Yun-Lung (Michael) Chen (9)	56,003	*
Christopher Day (10)	22,657	*
Hsaio-Wuen Hon (11)	7,550	*
Chenming C. Hu (12)	43,397	*
Teresa H. Meng (13)	2,624	*
Christopher B. Paisley (14)	40,398	*
D. Jeffrey Richardson (15)	28,271	*
Andrew W. Verhalen (16)	73,258	*

All executive officers and directors as a group (12 persons) (17)	2,071,424	6.31%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and, in the case of principal shareholders, Schedules 13G filed with the SEC prior to March 1, 2019. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,314,704 of our ordinary shares outstanding on March 1, 2019. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of March 1, 2019 and restricted stock unit awards held by that person that are subject to release within 60 days of March 1, 2019 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Pursuant to a Schedule 13G filed with the SEC on February 13, 2019, The Vanguard Group reported that as of December 31, 2018 it had sole voting power over 38,739 shares, shared voting power over 6,522 shares, sole dispositive power over 2,324,588 shares, and shared dispositive power over 41,330 shares, and that its principal address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Pursuant to a Schedule 13G filed with the SEC on February 12, 2019, Morgan Stanley reported that as of December 31, 2018 it had shared voting power over 1,914,396 shares, which includes 1,697,093 shares beneficially owned by Morgan Stanley LLC, and shared dispositive power over 2,099,462 shares, which includes 1,697,093 shares beneficially owned by Morgan Stanley LLC, and that its principal address is 1585 Broadway New York, NY 10036.

(4)

Pursuant to a Schedule 13G filed with the SEC on February 11, 2019, Van Berkom & Associates, Inc. reported that as of December 31, 2018 it had sole voting power over 1,661,355 shares, shared voting power over no shares, sole dispositive power over 1,661,355 shares, and shared dispositive power over no shares, and that its principal address is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8.

(5)

Includes (i) 302,267 shares that Dr. Wang has a right to acquire pursuant to outstanding options and (ii) 8,402 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2019.

(6)

Includes (i) 24,845 shares that Mr. Kohn has a right to acquire pursuant to outstanding options and (ii) 6,650 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2019.

(7)

In connection with commencement of his employment, Mr. Eichler received an option to purchase 20,000 shares and a restricted stock unit award for 100,000 shares. No shares subject to these equity awards were scheduled to vest within 60 days of March 1, 2019.

(8)

Includes (i) 57,560 shares that Mr. Laplante has a right to acquire pursuant to outstanding options and (ii) 2,105 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2019.

(9)

Includes (i) 27,085 shares that Mr. Chen has a right to acquire pursuant to outstanding options and (ii) 3,444 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2019.

(10)

Includes (i) 3,300 shares that Mr. Day has a right to acquire pursuant to outstanding options and (ii) 2,088 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2019.

(11)	Includes 1,312 shares expected to be vested and delivered to Dr. Hon pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2019.
(12)

Includes (i) 6,667 shares that Dr. Hu has a right to acquire pursuant to outstanding options, and (ii) 1,312 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.

(13)	Includes 1,312 shares expected to be vested and delivered to Dr. Meng pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2019.
(14)

Includes (i) 19,777 shares that Mr. Paisley has a right to acquire pursuant to outstanding options, and (ii) 1,312 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2019.

(15)

Includes (i) 16,111 shares that Mr. Richardson has a right to acquire pursuant to outstanding options, and (ii) 1,312 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2019.

(16)

Includes (i) 11,110 shares that Mr. Verhalen has a right to acquire within 60 days of March 1, 2019 pursuant to outstanding options, (ii) 1,312 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2019, and (iii) 1,700 shares held in family trusts.

(17)	Includes an aggregate 499,283 shares that our directors and executive officers have a right to acquire within 60 days of March 1, 2019 pursuant to outstanding options and restricted stock unit awards.

SECTION  16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Ambarella’s directors and executive officers, and persons who own more than ten percent of a registered class of Ambarella’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of Ambarella. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Ambarella with copies of all Section 16(a) forms they file. To Ambarella’s knowledge, based solely on a review of the copies of the reports furnished to Ambarella and written representations that no other reports were required, during the fiscal year ended January 31, 2019, we believe that our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2018 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

License Agreements with Cadence Design Systems, Inc.

In fiscal year 2008, Ambarella entered into a master software license agreement with Cadence Design Systems, Inc., or Cadence. A former member of our Board, Lip-Bu Tan, is also the Chief Executive Officer, President and a director of Cadence. Mr. Tan departed our Board at the conclusion of his most recent term in June 2017. Our Board has noted that Mr. Tan did not derive any direct or indirect material benefit from such agreements. From time to time, Ambarella has added additional software license commitments its existing software license agreement. The Company is committed to pay an aggregate amount of $10.3 million to Cadence through November 2019.

Code of Conduct Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible, then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has delegated to the chair of the audit committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The audit committee may also review certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations in which the relevant person is not an executive officer or beneficial owner of more than 10%, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2020 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than January 27, 2020. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2020 Annual Meeting of Shareholders will be ineligible for presentation at the 2020 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s Annual Meeting of shareholders, which dates are December 28, 2019 and January 27, 2020, respectively, for the 2020 Annual Meeting of Shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding ordinary shares of Ambarella but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability for our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single copy of the Notice of Internet Availability as a result of householding, and you would like to have separate copies mailed to you or if you receive multiple copies and would like to receive a single copy, please submit a request to Corporate Secretary, Ambarella, Inc., 3101 Jay Street, Santa Clara, California 95054 or make a request by e-mail at ir@ambarella.com, and we will promptly send you what you have requested. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 6, 2019

The notice of annual meeting, proxy statement and annual report are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel and Secretary

April 26, 2019

Ambarella Vote Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Chenming C. Hu, Ph.D. 02 - Teresa H. Meng, Ph.D. 03 - Feng-Ming (Fermi) Wang, Ph.D. For Against Abstain For Against Abstain 2. Ratification of PricewaterhouseCoopers LLP as Ambarella, Inc.’s 3. Advisory vote to approve the compensation of Ambarella, Inc.’s independent registered public accounting firm for the fiscal named executive officers. year ending on January 31, 2020. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 4 1 7 7 4 8 031T0A

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Ambarella, Inc. Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 6, 2019 Feng-Ming (Fermi) Wang, Kevin C. Eichler and Michael Morehead, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ambarella, Inc. to be held on June 6, 2019 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner as directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors as described on the reverse side. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)